Exhibit 99.1

Perma-Fix Reports Record Revenue, EBITDA of $8.1 Million
and EPS of $0.11 for the Third Quarter of 2011

Revenue Increases 43% to $32.8 Million

Gross Profit Increases 335% to $11.3 Million

Gross Margin Increases to 34.5% from 11.3%

Net Income of $6.0 Million or $0.11 per Share

ATLANTA – November 3, 2011 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter and nine months ended September 30, 2011.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “The second half of 2011 is proving to be one of the strongest periods in our history and we believe this demonstrates that our strategy is working.  Revenue for the third quarter of 2011 increased 43.4% to $32.8 million versus $22.9 million for the same period last year.  Our gross profit increased 335.5% at the same time our gross margin improved to 34.5% from 11.3% for the third quarter last year.  We achieved record EBITDA of $8.1 million and net income of $6.0 million or $0.11 per share.”

Dr. Centofanti continued, “We attribute our strong performance to increased treatment of higher activity and more complex waste streams.  This has been a major focus over the past few years and represents an important growth opportunity going forward.  At the same time, we remain focused on expanding our onsite services, which complement our traditional treatment services.  Towards this end, we are pleased to announce the completion of our acquisition of Safety and Ecology Holdings Corporation and its subsidiary, Safety and Ecology Corporation (SEC).  We believe SEC will broaden our service capabilities and expands our addressable market.”

“We also improved our balance sheet during the quarter.  As a result of our strong cash flow, coupled with the recent sale of Fort Lauderdale facility, we had over $10.7 million of cash and just $5.7 million of total debt at the end of the third quarter.”

Financial Results

Revenue for the third quarter of 2011 increased 43.4% to $32.8 million versus $22.9 million for the same period last year. Revenue for the Nuclear Segment increased 44.0% to $32.1 million from $22.3 million for the same period in 2010. Revenue generated from the DOE Hanford Site increased approximately $787,000 for the quarter while $9.0 million was derived from an increase in waste processed at our treatment facilities.  Revenue from the Engineering Segment increased to $701,000 from $581,000 for the same period in 2010. Gross profit for the third quarter of 2011 increased 335.5% to $11.3 million versus $2.6 million for the third quarter of 2010 due to increased treatment waste volume.  Gross margin increased to 34.5% from 11.3% for the same period last year.

Operating income for the third quarter of 2011 increased to $6.9 million versus an operating loss of $1.3 million for the third quarter of 2010.  Net income for the third quarter of 2011 increased to $6.0 million, or $0.11 per share, versus a net loss of $1.1 million or $0.02 per share, for the same period in 2010.   Net income for the third quarter of 2011 included a gain on the sale of PFFL of approximately $1.8 million, partially offset by a loss from discontinued operations of $187,000.

The Company generated EBITDA of $8.1 million from continuing operations during the quarter ended September 30, 2011, as compared to EBITDA loss of approximately $174,000 for the same period of 2010. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies.  The table below reconciles EBITDA, a non-GAAP measure, to income (loss) from continuing operations for the three and nine months ended September 30, 2011 and 2010.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2011	2010	2011	2010
Income (loss) from Continuing Operations	$4,421	$(965)	$6,440	$1,725

Adjustments:
Depreciation & Amortization	1,171	1,155	3,503	3,374
Interest Income	(14)	(15)	(40)	(51)
Interest Expense	99	157	458	581
Interest Expense - Financing Fees	22	103	178	308
Income Tax expense (benefit)	2,399	(609)	3,504	1,029

EBITDA	$8,098	$(174)	$14,043	$6,966

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended September 30, 2011		Quarter Ended September 30, 2010
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$32,086	$701	$22,283	$581
Gross profit (negative gross profit)	11,133	168	2,631	(36)
Segment profit (loss)	6,453	21	1,207	(173)

	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2010
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$83,391	$1,924	$70,356	$1,921
Gross profit	22,084	296	14,541	178
Segment profit (loss)	12,195	(37)	7,650	(183)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, November 3, 2011.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or (201) 689-8565 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight on Thursday, November 10 , 2011, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 382206.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. provides nuclear waste treatment and onsite services. The Company's nuclear waste treatment services include radioactive and mixed waste treatment for hospitals, research labs and institutions, federal agencies, including the Department of Energy ("DOE"), the Department of Defense ("DOD"), and nuclear utilities. The Company’s onsite services group provides waste management personnel on clients’ sites for a variety of commercial and government customers. Nationwide, the Company operates four nuclear waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: results demonstrate that our strategy is working and we believe SEC will broaden our service capabilities and expand our addressable market. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2010 Form 10-K and Forms 10-Q for the quarters ended March 31, 2011 and June 30,2011.  The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2011	2010	2011	2010

Net revenues	$32,787	$22,864	$85,315	$72,277
Cost of goods sold	21,486	20,269	62,935	57,558
Gross profit	11,301	2,595	22,380	14,719

Selling, general and administrative expenses	4,022	3,435	10,829	10,253
Research and development	357	345	1,019	734
Loss on disposal of property and equipment	-	143	-	145
Income (loss) from operations	6,922	(1,328)	10,532	3,587

Other income (expense):
Interest income	14	15	40	51
Interest expense	(99)	(157)	(458)	(581)
Interest expense-financing fees	(22)	(103)	(178)	(308)
Other	5	(1)	8	5
Income (loss) from continuing operations before taxes	6,820	(1,574)	9,944	2,754
Income tax expense (benefit)	2,399	(609)	3,504	1,029
Income (loss) from continuing operations	4,421	(965)	6,440	1,725

Loss from discontinued operations, net of taxes	(187)	(101)	(7)	(708)
Gain on disposal of discontinued operations, net of taxes	1,777	-	1,777	-
Net income (loss)	$6,011	$(1,066)	$8,210	$1,017

Net income (loss) per common share – basic:
Continuing operations	$.08	$(.02)	$.12	$.03
Discontinued operations	-	-	-	(.01)
Disposal of discontinued operations	.03	-	.03	-
Net income (loss) per common share	$.11	$(.02)	$.15	$.02

Net income (loss) per common share – diluted:
Continuing operations	$.08	$(.02)	$.12	$.03
Discontinued operations	-	-	-	(.01)
Disposal of discontinued operations	.03	-	.03	-
Net income (loss) per common share	$.11	$(.02)	$.15	$.02

Number of common shares used in computing net income (loss) per share:
Basic	55,174	55,031	55,137	54,906
Diluted	55,174	55,031	55,142	55,031

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	September 30, 2011	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	2010

ASSETS
Current assets:
Cash & cash equivalents	$10,716	$136
Account receivable, net of allowance for doubtful accounts of $203 and $215	17,032	8,541
Unbilled receivables	8,665	9,436
Other current assets	3,344	3,335
Deferred tax assets - current	107	1,734
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $43 and $97	504	2,034
Total current assets	40,368	25,216

Net property and equipment	39,046	40,443
Property and equipment of discontinued operations, net of accumulated depreciation of $216 and $755, respectively	2,631	4,209
Intangibles and other assets	55,233	54,257
Intangibles and other assets related to discontinued operations	1,061	1,190
Total assets	$138,339	$125,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	29,022	20,214
Current liabilities related to discontinued operations	2,416	2,673
Total current liabilities	31,438	22,887

Long-term liabilities	17,765	20,850
Long-term liabilities related to discontinued operations	1,965	3,074
Total liabilities	51,168	46,811
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 55,211,796 and 55,106,180 shares issued, respectively; 55,173,586 and 55,067,970 outstanding, respectively	55	55
Additional paid-in capital	101,278	100,821
Accumulated deficit	(15,359)	(23,569)
Less Common Stock in treasury at cost: 38,210 shares for each period	(88)	(88)
Total stockholders' equity	85,886	77,219

Total liabilities and stockholders' equity	$138,339	$125,315